Exhibit 5.1
The Loev Law Firm, PC
6300 West Loop South, Suite 280
Bellaire, Texas 77401
Telephone (713) 524-4110
Facsimile (713) 524-4122

 November 22, 2010
Income Now Consulting
1736 Angel Falls Street
Las Vegas, NV 89142-1230

Re:	Form S-1 Registration Statement
File No. 333-167984

Lady and Gentleman:

You have requested that we furnish you our legal opinion with respect to the legality of the following described securities of Income Now Consulting (the "Company") covered by a Form S-1 Registration Statement, amendment number 3 (the "Registration Statement")(File No. 333-167984), filed with the Securities and Exchange Commission on or around November 22, 2010, which relates to the resale of 804,000 shares of common stock, $0.0001 par value per share (the "Shares") of the Company.

In connection with this opinion, we have examined the corporate records of the Company, including the Company's Articles of Incorporation, Bylaws, the Registration Statement, and such other documents and records as we deemed relevant in order to render this opinion. In such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as copies or photocopies and the authenticity of the originals of such documents.  Additionally, we have assumed the capacity and authority of all individuals signing any of the documents upon which we have relied.  As to certain matters that were not readily ascertainable, we have relied upon the representations, warranties, and statements of fact of the Company contained in the Registration Statement and Prospectus, including any documents referenced therein, and we have not sought to independently verify such matters.

Based upon the foregoing and in reliance thereof, it is our opinion that the Shares described in the Registration Statement, are legally issued, fully paid and non-assessable. This opinion is expressly limited in scope to the Shares enumerated herein which are to be expressly covered by the referenced Registration Statement.

We express no opinion as to the laws of any state or jurisdiction other than the laws governing corporations of the State of Nevada (including applicable provisions of the Nevada Constitution and reported judicial decisions interpreting such Law and such Constitution) and the federal laws of the United States of America.

Although we have acted as special counsel to the Company in connection with this opinion letter and certain other matters, our engagement is limited and there may exist matters of a legal nature about which we have not been consulted.  Our opinion is expressly limited to the matters set forth above, and we render no opinion, whether by implication or otherwise, as to any other matters other than those described above, relating to the Company, the Shares or the Registration Statement.

This opinion is being delivered and is intended for use solely in regard to the transactions contemplated by the Registration Statement. This opinion is based upon our knowledge of law and facts as of its date and as of the effective date of the Registration Statement. We assume no duty to communicate to you with respect to any matter which comes to our attention after the effective date of such Registration Statement.

We hereby consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement and further consent to statements made therein regarding our firm and use of our name under the headings "Interest of Named Experts and Counsel" and “Experts” in the Prospectus constituting a part of such Registration Statement.

Sincerely,

/s/ The Loev Law Firm, PC
The Loev Law Firm, PC